ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Group Appoints Joseph Hart as Permanent CEO; Names James McGill Chairman of the Board of Directors

BROKEN ARROW, Oklahoma, October 10, 2018 –ADDvantage Technologies Group, Inc. (NASDAQ: AEY) today announced that its Board of Directors has appointed Joseph Hart as permanent Chief Executive Officer and President of the Company. In addition, James ‘Jim’ McGill, has been named Non-Executive Chairman of the Board of Directors, replacing David Chymiak, who is stepping down from his Chairman of the Board position but will remain on the board of directors and in his role of Chief Technology Officer at the Company. Both new appointments are effective October 8, 2018.
Mr. Hart has been a member of the Board of Directors at the Company since August, 2015, and became interim CEO and President of the Company in July 2018.  He has extensive experience in both turning around and building businesses in the wireless, broadband and cable television space, and a strong technical background.  He has over 30 years of experience in the telecommunications industry holding various executive level positions at various companies. From 2006 to 2014, Joe served in various executive level positions at Goodman Networks, Inc., which design, build, optimize and maintain wireless networks.  Prior to that, Joe served in various executive positions at several telecommunications companies including AT&T, Fluor Daniel Telecom, IP Wireless and NorthStar Communications. Joe holds a masters degree in systems management from the University of Southern California and a B.S. degree in business administration from Baldwin Wallace University.

Joe Hart, CEO, said, “Together with the Board, I have spent the past several months assessing all of the Company’s business units and how they align with our overall strategy. As we look at the opportunities to drive forward ADDvantage Technologies’ growth, I am encouraged by the Company’s prospects. I am pleased to become permanent CEO at this time, which will enable me to advance the Company’s strategic growth plans and build value for shareholders.”

Jim McGill has served as a director of ADDvantage Technologies since 2007. Jim is currently the President of McGill Resources, which is a venture capital investment company, and has served in that capacity since 1987.  Jim also served in various executive leadership and board of director positions of MacroSolve, Inc., which was a high technology company focused on wireless data collection, from 2002-2013. In addition, he is a board member of numerous organizations in the Tulsa, Oklahoma area. During his career, McGill has received 25 U.S. and foreign patents in the field of pollution control and has extensive experience in helping to develop early-state and emerging companies. Jim is a registered professional engineer with a B.S. in chemical engineering from The University of Tulsa, where he graduated cum laude. He is a member of the University’s College of Engineering and Applied Sciences Hall of Fame.
Jim McGill, Chairman of the Board of Directors, commented, “As ADDvantage Technologies enters a period of change, the Board is committed to supporting the Company in its mission to grow revenues and drive shareholder value. Having been a director at the Company since 2007, I am keenly aware of the market dynamics and opportunities in the Cable TV and Telecommunications sectors and it is a real pleasure for me to take up the responsibility of Chairman at the Company as we navigate our expansion strategy. I would like to thank Dave Chymiak for his service, dedication and guidance over the past several years as Chairman.”

 About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.